Exhibit 99.1

SOLITRON DEVICES, INC. ANNOUNCES FISCAL 2025 THIRD QUARTER RESULTS

WEST PALM BEACH, FL – Solitron Devices, Inc. (OTC Pink: SODI) (“Solitron” or the “Company”) is pleased to announce fiscal 2025 third quarter results.

FISCAL 2025 THIRD QUARTER HIGHLIGHTS

►    Net sales decreased 19% to approximately $3.37 million versus $4.14 million in the prior year period.

►    Net bookings increased 66% to $8.05 million versus $4.84 million in the prior year period.

►    Backlog decreased 5% to $12.28 million at the end of the fiscal 2025 third quarter as compared to $12.99 million at the end of the fiscal 2024 third quarter.

►    Net income increased to $266,000, or $0.13 per share, in the fiscal 2025 third quarter versus net income of $86,000, or $0.04 per share, in the fiscal 2024 third quarter.

FISCAL 2025 NINE MONTH HIGHLIGHTS

►    Net sales increased 25% to approximately $10.92 million versus $8.75 million in the prior year period.

►    Net bookings increased 12% to $11.84 million versus $10.61 million in the prior year period.

►    Backlog decreased 5% to $12.28 million at the end of the fiscal 2025 third quarter as compared to $12.99 million at the end of the fiscal 2024 third quarter.

►    Net income increased to $872,000, or $0.42 per share, for the first nine months of fiscal 2025 versus net income of $115000, or $0.06 per share, for the first nine months of fiscal 2024.

Revenue in the fiscal 2025 third quarter decreased from the prior year. It also declined from the $3.97 million reported in the fiscal first quarter and $3.58 million reported in the fiscal second quarter. The decline in revenue is due to a lower backlog at the beginning of the fiscal 2025 third quarter. However, net income for the fiscal 2025 third quarter increased to $266,000 compared to $17,000 for the fiscal 2025 second quarter. As previously noted, the Company experienced an issue in the fiscal 2025 second quarter with a plating supplier that resulted in fully reserving over 2,000 parts. Scrapping the parts caused a loss of revenue while incurring the cost to reserve all raw material and work in process up until the time of scrapping.

Reported operating income was $283,000 in the fiscal 2025 third quarter. If we adjust for the non-cash items during the quarter that include intangible amortization expense of $52,000 and the $26,000 of interest costs recorded for contingent consideration purposes, which are non-operating, operating income is $361,000. We believe the adjusted number more accurately reflects the performance of the business during the quarter. Regardless, it was a significant improvement from the previous quarter, which was down due mainly to an issue with the scrapping of parts from a vendor due to quality issues, as noted above.

Bookings in the quarter were significantly higher than the prior year quarter and the first two quarters of fiscal year 2025. As previously noted, historically our bookings are not consistent for quarterly comparison purposes. Solitron did not receive the large end of life order that the Company quoted earlier in fiscal year 2025. Instead, the Company was instructed to order a significantly large amount of the end-of-life component.  This will allow us to continue to deliver the part over the next ten to twenty years, subject to customer demand. We still have not received the order from our largest program that we participate in. We have been told that it will be for approximately $5 million and will be coming soon.

We continue to see increased interest in new product development, including silicon carbide. We have developed various prototypes for testing by potential customers and continue to be optimistic about creating additional revenue sources.

SOLITRON DEVICES, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2024 AND NOVEMBER 30, 2023
(in thousands except for share and per share amounts)

	For The Three Months ended	For The Three Months ended	For The Nine Months ended	For The Nine Months ended
	November 30, 2024	November 30, 2023	November 30, 2024	November 30, 2023
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net sales	$3,369	$4,136	$10,917	$8,753
Cost of sales	2,368	3,059	7,503	6,172

Gross profit	1,001	1,077	3,414	2,581

Selling, general and administrative expenses	675	859	2,246	2,015

Operating income	326	218	1,168	566

Other income (loss)
Interest income	-	12	6	32
Interest expense	(67)	(55)	(194)	(108)
Dividend income	12	-	34	19
Realized gain on investments	13	-	46	332
Unrealized gain (loss) on investments	78	(108)	126	(745)
Other income	-	19	-	19
Total other (loss)	36	(132)	18	(451)

Net income (loss) before tax	$362	$86	$1,186	$115
Income taxes	(96)	-	(314)	-
Net income (loss)	$266	$86	$872	$115

Net income (loss) per common share - basic and diluted	$0.13	$0.04	$0.42	$0.06

Weighted average shares outstanding - basic and diluted	2,083,436	2,083,436	2,083,436	2,083,436

For more information see our 10-Q filing at https://www.sec.gov/edgar/browse/?CIK=91668&owner=exclude

The unaudited financial information disclosed in this press release for the three months ended November 30, 2024, is based on management's review of operations for that period and the information available to the Company as of the date of this press release. The Company's results included herein have been prepared by, and are the responsibility of, the Company's management. The Company's independent auditors have audited the Company's results for the fiscal year ending February 29, 2024. The financial results presented herein should not be considered a substitute for the information filed or to be filed with the SEC in the Company's Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the respective periods once such reports become available.

About Solitron Devices, Inc.

Solitron Devices, Inc., a Delaware corporation, designs, develops, manufactures, and markets solid state semiconductor components and related devices primarily for the military and aerospace markets. The Company manufactures a large variety of bipolar and metal oxide semiconductor (“MOS”) power transistors, power and control hybrids, junction and power MOS field effect transistors (“Power MOSFETS”), and other related products. Most of the Company's products are custom made pursuant to contracts with customers whose end products are sold to the United States government. Other products, such as Joint Army/Navy (“JAN”) transistors, diodes, and Standard Military Drawings voltage regulators, are sold as standard or catalog items.

Effective September 1, 2023, Solitron closed its acquisition of Micro Engineering Inc. (MEI) based in Apopka, Florida. MEI specializes in solving design layout and manufacturing challenges while maximizing efficiency and keeping flexibility to meet unique customer needs. Since 1980 the MEI team has been dedicated to overcoming obstacles to provide cost efficient and rapid results. MEI specializes in low to mid volume projects that require engineering dedication, quality systems and efficient manufacturing.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Solitron Devices, Inc. that involve risks and uncertainties that could materially affect actual results, including statements regarding the Company’s expectations regarding future performance and trends, including production levels, government spending, backlog and delivery timelines, new product development, our efforts and performance following our acquisition of MEI, and potential future revenue and trends with respect thereto from each of the foregoing. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to, the risks and uncertainties arising from potential adverse developments or changes in government budgetary spending and policy including with respect to the war in Ukraine, which may among other factors be affected by the upcoming presidential election and the possibility of reduced government spending on programs in which we participate depending on the outcome thereof and the policy interests of elected officials, inflation, elevated interest rates, adverse trends in the economy and the possibility of a recession the likelihood of which appears to have increased based on recent economic data, the possibility that management’s estimates and assumptions regarding bookings, sales and other metrics prove to be incorrect; the timing and size of orders from our clients, our delivery schedules and our liquidity and cash position; our ability to make the appropriate adjustments to our cost structure; our ability to properly account for inventory in the future; the demand for our products and potential loss of, or reduction of business from, substantial clients our dependence on government contracts, which are subject to termination, price renegotiations and regulatory compliance and which may among other factors be adversely affected by the factors described elsewhere herein, our ability to continue to integrate MEI in an efficient and effective manner, and the possibility that such acquisition or any other acquisition or strategic transaction we may pursue does not yield the results or benefits desired or anticipated. Descriptions of other risk factors and uncertainties are contained in the Company’s Securities and Exchange Commission filings, including its most recent Annual Report on Form 10-K for the fiscal year ended February 29, 2024.

Tim Eriksen

Chief Executive Officer

(561) 848-4311

Corporate@solitrondevices.com